Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 RESULTS

DALLAS - March 2, 2026-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the fourth quarter of 2025. For the quarter, the Company generated a net loss of $377 million, or $0.79 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $78 million, or $0.16 per diluted share for the fourth quarter of 2025.

FOURTH QUARTER 2025 AND POST QUARTER END HIGHLIGHTS

•Zero lost-time injuries or total recordable injuries in 2025

•Net Production(2): ~67,900 barrels of oil equivalent per day (boepd), up ~4% versus third quarter 2025, with sales of ~62,900 boepd

•Revenues: $295 million, or $50.88 per boe (excluding the impact of derivative cash settlements)

•Production expense: $151 million ($22.24 per boe excluding $50.9 million of production expenses associated with the Greater Tortue Ahmeyim (GTA) liquefied natural gas (LNG) project)

•Capital expenditures: $53 million and full year capital expenditures of $292 million

•During December, GTA production averaged ~2.7 million tonnes per annum (mtpa) equivalent with continued strong production into 2026, averaging ~2.9 mtpa equivalent year-to-date

•In December, the license extensions to 2040 for the Jubilee and TEN fields were approved and were ratified by the Ghanaian parliament in February, resulting in an increase in Ghana 1P and 2P reserves

•Year-end 2025 1P reserves of ~250 mmboe and 2P reserves of ~500mmboe, representing a ~10-year 1P and ~20-year 2P reserves life

•In January, the second producer well of the 2025/26 Jubilee drilling campaign came online with gross production of ~13,000 barrels of oil per day (bopd). Current Jubilee production remains above 70,000 bopd

•In January, Kosmos redeemed the remainder of its outstanding 2026 senior unsecured notes and successfully completed a $350 million senior secured bond offering in the Nordic market with proceeds used to repurchase a portion of Kosmos’ 2027 senior unsecured notes and to repay borrowings under the RBL

•In February, the TEN partnership finalized the acquisition of the TEN FPSO, which is expected to result in a material reduction in operating expenses

•In February, Kosmos announced the sale of the subsidiary owning its participating interest in the Ceiba Field and Okume Complex located in Block G offshore Equatorial Guinea, for up to $220 million

•In February 2026, RBL lenders approved an amended debt cover ratio for the next two scheduled test dates

Commenting on the Company’s fourth quarter and full year 2025 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: "2025 was a year of laying the foundation for improved operational and financial performance. In the past few months, we are starting to see the results of the team’s hard work and expect to deliver more wins in 2026 as we continue to grow production, reduce costs and enhance the resilience of our balance sheet.

On production, the Jubilee drilling campaign continues to yield positive results with the second well online, taking current gross Jubilee production above 70,000 bopd, in line with Kosmos’ expectations. With five more wells still to come in the current drilling campaign, sustained water injection and reliable facility operations, we expect meaningful production growth from Jubilee through the remainder of the year. On GTA, recent production has been excellent with the field producing around 2.9 mtpa in 2026 year-to-date. With both of these key assets delivering as anticipated, we expect 2026 production growth of around 15% year-on-year.

On costs, FY25 capex was well below budget demonstrating the continuing rigorous control and allocation of capital. In 2026, we intend to keep capex levels low and also drive a material reduction in operating costs of around 20% year-on-year.

On the balance sheet, we have raised $600 million in new capital over the past few months, reducing our near-term bond maturities while creating additional liquidity. With the near-term secure, we remain focused on accelerating absolute debt reduction through free cash flow generation and non-core asset sales. In 2026, we are targeting at least 10% debt reduction by year-end.

As we navigate through near-term volatility, our priorities for Kosmos remain consistent: long term value creation through growing production, reducing costs and maximizing cash flow to accelerate debt repayment.”

FINANCIAL UPDATE

During the fourth quarter of 2025 and first quarter of 2026, Kosmos utilized the proceeds from the senior secured term loan facility (the “Term Facility”) with Shell Trading (US) Company to redeem all its outstanding 2026 senior unsecured notes. In January 2026, Kosmos successfully completed a $350 million senior secured bond offering in the Nordic market with proceeds used to repurchase a portion of Kosmos’ 2027 senior unsecured notes and to repay $100 million of borrowings under the reserve-based lending facility (RBL).

In February 2026, our RBL lenders approved an amended debt cover ratio calculation for the RBL, to increase the ratio for the next two scheduled financial test dates to account for higher start-up operating costs at GTA and the impact of those costs on the leverage calculation.

Kosmos has continued to add more hedges as part of a rolling hedging program to provide downside protection against a volatile commodity price backdrop. The company has 8.5 million barrels of oil hedged in 2026 with an average floor of approximately $66/barrel and a further 2.0 million barrels hedged in 2027 with a floor of approximately $60/barrel.

Net capital expenditure for the fourth quarter of 2025 was $53 million, below guidance primarily due to lower accrued capex in Ghana. Full year capital expenditures of $292 million came in around 25% lower than our initial 2025 guidance. The Company also delivered over $25 million in overhead reductions by the end of 2025, exceeding our target for the year. FY26 capital expenditure is expected to be around $350 million, consistent with FY25 when adjusting for the impact of the TEN FPSO purchase, with around two thirds allocated to the high-return, fast payback drilling program in Jubilee.

During the quarter, Kosmos wrote off $144 million of suspended well costs related to the Yakaar-Teranga fields in Senegal, incurred mostly in 2016 and 2017, and recorded impairments in the Gulf of America of approximately $178 million, largely related to Winterfell.

Kosmos exited the fourth quarter of 2025 with approximately $3.0 billion of net debt(1) and liquidity of approximately $342 million(3).

RESERVES UPDATE

At year-end 2025, Kosmos 1P reserves were ~250 mmboe, a reserve life of approximately 10 years. The 1P reserve replacement rate is ~90% for the year (~120% excluding the Equatorial Guinea disposal assets) driven primarily by the license extension of Jubilee. Kosmos 2P reserves were ~500 mmboe, a reserve life of approximately 20 years, demonstrating the longevity of the portfolio. The 2P reserve replacement rate of approximately (18)% is due to minor downward revisions including in Equatorial Guinea. Kosmos 2P reserves do not include any recognition for Tiberius or future phases of GTA beyond Phase 1+. Kosmos’ year-end reserves on all assets have been independently prepared by Ryder Scott.

OPERATIONAL UPDATE

Production

Total net production(2) in the fourth quarter of 2025 averaged approximately 67,900 boepd, up around 4% on the previous quarter, with the increase largely driven by the ramp up at GTA. Current net production of approximately 75,000 boepd has been positively impacted by the contribution of the latest Jubilee producer well that came online in January.

The Company exited the quarter in a net underlift position of approximately 1.1 mmboe.

Mauritania and Senegal

GTA Phase 1 production averaged approximately 14,200 boepd net during the quarter as the project ramped up to the floating LNG vessel's nameplate capacity of 2.7 mtpa equivalent, averaging nameplate production through December 2025.

During the fourth quarter, ~8.0 gross LNG cargos were lifted, in line with guidance, bringing the total for 2025 to 18.5 gross LNG cargos, along with the first gross condensate cargo, which was sold at a small discount to Brent. Year-to-date production has been strong, at ~2.9 mtpa equivalent with 6.5 gross LNG cargos and one gross condensate cargo lifted so far. Gross LNG cargo numbers are expected to roughly double year-on-year.

Lowering operating costs for GTA Phase 1 remains a priority for the partnership in 2026 with net operating costs per boe expected to fall by more than 50% year-on-year, including the FPSO re-financing which was completed in January 2026. Focus continues with the operator to further reduce costs, including the implementation of a lower-cost operating model.

With Phase 1 production fully ramped up, the partnership is now focusing on future production growth through Phase 1+, which fully utilizes the existing infrastructure for sales to the domestic markets in Senegal and Mauritania. Heads of terms for domestic gas sales are expected in 2026. In addition, Senegal is expected to commence construction of the gas pipeline network next quarter, which will take gas from the hub terminal to shore for domestic sales.

On Yakaar-Teranga, we are working with Petrosen to withdraw from the block given we have not been able to attract a suitable partner and agree a commercially attractive development concept with the government of Senegal.

Ghana

Production in Ghana averaged approximately 31,100 boepd net in the fourth quarter of 2025. Kosmos lifted two cargos from Ghana during the quarter, with a third expected cargo lifted in early 2026.

At Jubilee (38.6% working interest), oil production in the fourth quarter averaged approximately 59,100 bopd gross, consistent with expectations of slowing base decline (~5% quarter over quarter).

The second producer well of the 2025/26 Jubilee drilling campaign (J74) came online in early January and is now fully ramped up. Gross daily production from the well is ~13,000 barrels of oil per day, increasing average gross Jubilee oil production to over 70,000 bopd in February, in line with Kosmos' expectations. The first of five planned wells for 2026 (J75) has been drilled, encountering approximately 40 meters of net pay. J75 is expected to be completed in three zones, similar to the J74 and J72 wells, and is expected online around the end of the first quarter. After J75, a further four wells are expected online in 2026 (three additional producer wells and one water injector well).

In the fourth quarter of 2025, Ghana gas production net to Kosmos was approximately 6,500 boepd, in line with expectations.

At TEN (20.4% working interest), oil production averaged approximately 15,100 bopd gross for the fourth quarter, in line with expectations. In February 2026, the TEN partnership finalized a sale and purchase agreement to acquire the TEN FPSO at the end of its current lease. Signing the agreement is expected to significantly reduce TEN operating costs and positively impact leverage in 2026 and beyond.

Also in February, the Ghanaian parliament formally ratified the license extensions for the West Cape Three Points and Deepwater Tano Petroleum Agreements, which cover the Jubilee and TEN fields, following government approval of the extensions in December. The licenses now extend to 2040.

The license extensions bring key benefits to Ghana including up to $2 billion in incremental investment by the partnership as well as higher volumes of affordable gas from the fields for domestic power generation. Kosmos is pleased to have played a leading role in progressing, negotiating and executing this extension. As part of the extension, the amended Jubilee plan of development will include up to 20 additional wells in the field and, as a result, Kosmos has realized an increase in Jubilee 1P and 2P reserves.

Gulf of America

Production in the Gulf of America averaged approximately 16,900 boepd net (~83% oil) during the fourth quarter, slightly below guidance due to some unplanned facility downtime.

On Tiberius, in the outboard Wilcox play, Kosmos (operator, 50% working interest) has made good progress on the development plan with our partner Oxy (50% working interest). Final investment decision and a farm down to reduce Kosmos’ working interest are expected in the first half of 2026.

Kosmos has also deepened its inventory of future opportunities for its broader infrastructure-led exploration (ILX) strategy in the Gulf of America. In February 2026, Kosmos entered into a strategic alliance with Shell, exchanging interests in five exploration blocks in the Norphlet trend. Shell and Kosmos now have alignment over ten blocks in the Gulf of America to explore multiple high-potential prospects, including Trailblazer, a potentially sizable prospect that could be tied back into Shell's nearby Appomattox platform in the event of success. Drilling of Trailblazer is planned for 2027 with Kosmos designated as development operator.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 16,200 bopd gross and 5,700 bopd net in the fourth quarter. Kosmos lifted 0.5 cargos from Equatorial Guinea during the quarter in line with guidance. The previously communicated subsea pump repair program is ongoing.

In February, Kosmos announced that it had entered into an agreement to sell its 40.375% non-operating working interest in the Ceiba Field and Okume Complex production assets to Panoro Energy for up to $220 million. The consideration consists of an upfront cash payment of $180 million, subject to certain adjustments, plus contingent payments of $12.5 million linked to Ceiba field performance and $9 million payable in each of 2027, 2028 and 2029, which are subject to certain oil price and production thresholds. The transaction enhances liquidity from monetizing non-core assets and accelerates debt reduction. Proceeds will be used to reduce borrowings outstanding under the RBL. The transaction has an effective date of January 1, 2025, has been approved by the Government of Equatorial Guinea and is expected to close midyear 2026, subject to customary CEMAC approval.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure.
(2) Production means net entitlement volumes. In Ghana, Equatorial Guinea, and Mauritania and Senegal this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of America, this means those volumes net to Kosmos' working interest and net of royalty.
(3) At December 31, 2025, we had liquidity of approximately $342 million consisting of approximately $92 million in cash and cash equivalents, undrawn availability under the RBL of $150 million and undrawn availability under the Term Facility of $100 million. Under the terms of the Credit Agreement, borrowings on the Term Facility were utilized to pay down the remainder of the outstanding 7.125% Senior Notes due 2026.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss fourth quarter 2025 financial and operating results today, March 2, 2026, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos Energy is a leading deepwater exploration and production company focused on meeting the world’s growing demand for energy. We have diversified oil and gas production from assets offshore Ghana, Equatorial Guinea, Mauritania, Senegal and the Gulf of America. Additionally, in the proven basins where we operate we are advancing high-quality development opportunities, which have come from our exploration success. Kosmos is listed on the NYSE and LSE and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) debt modifications and extinguishments, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company ("NOC") financing. NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim. The Company defines net debt as total long-term debt less cash and cash equivalents and total restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward-looking non-GAAP financial measures, including free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues and other income:
Oil and gas revenue	$294,623	$397,561	$1,288,352	$1,675,358
Gain on sale of assets	1,600	—	2,200	—
Other income, net	249	95	1,098	204
Total revenues and other income	296,472	397,656	1,291,650	1,675,562

Costs and expenses:
Oil and gas production	150,780	152,692	708,902	530,514
Exploration expenses	154,930	79,915	223,616	119,907
General and administrative	17,905	23,431	76,120	100,155
Depletion, depreciation and amortization	143,325	145,024	556,774	456,774
Impairment of long-lived assets	177,563	—	177,563	—
Interest and other financing costs, net	58,835	12,759	223,430	88,598
Derivatives, net	(35,185)	6,383	(53,665)	12,099
Other expenses, net	(1,363)	11,285	13,491	17,703
Total costs and expenses	666,790	431,489	1,926,231	1,325,750

Income (loss) before income taxes	(370,318)	(33,833)	(634,581)	349,812
Income tax expense (benefit)	6,823	(27,254)	65,205	159,961
Net income (loss)	$(377,141)	$(6,579)	$(699,786)	$189,851

Net income (loss) per share:
Basic	$(0.79)	$(0.01)	$(1.47)	$0.40
Diluted	$(0.79)	$(0.01)	$(1.47)	$0.40

Weighted average number of shares used to compute net income (loss) per share:
Basic	478,326	471,894	477,591	470,844
Diluted	478,326	471,894	477,591	476,691

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$91,518	$84,972
Receivables, net	103,472	164,959
Other current assets	232,884	196,201
Total current assets	427,874	446,132

Property and equipment, net	3,733,784	4,444,221
Other non-current assets	534,968	418,635
Total assets	$4,696,626	$5,308,988

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$202,555	$349,994
Accrued liabilities	237,609	244,954
Current maturities of long-term debt	132,143	—
Total current liabilities	572,307	594,948

Long-term liabilities:
Long-term debt, net	2,920,616	2,744,712
Deferred tax liabilities	305,924	313,433
Other non-current liabilities	369,189	455,471
Total long-term liabilities	3,595,729	3,513,616

Total stockholders’ equity	528,590	1,200,424
Total liabilities and stockholders’ equity	$4,696,626	$5,308,988

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2025	2024	2025	2024
Operating activities:
Net income (loss)	$(377,141)	$(6,579)	$(699,786)	$189,851
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	145,549	146,919	564,660	465,483
Deferred income taxes	(7,424)	(63,454)	(6,738)	(52,174)
Unsuccessful well costs and leasehold impairments	151,119	70,617	202,492	74,489
Impairment of long-lived assets	177,563	—	177,563	—
Change in fair value of derivatives	(34,333)	2,939	(45,008)	14,747
Cash settlements on derivatives, net(1)	3,380	(4,898)	6,181	(19,652)
Equity-based compensation	6,944	10,102	27,953	37,951
Gain on sale of assets	(1,600)	—	(2,200)	—
Debt modifications and extinguishments	195	379	195	25,173
Other	(10,389)	(1,609)	(21,881)	(13,735)
Changes in assets and liabilities:
Net changes in working capital	(18,563)	21,331	(69,419)	(43,884)
Net cash provided by operating activities	35,300	175,747	134,012	678,249

Investing activities
Oil and gas assets	(70,275)	(161,421)	(314,408)	(933,659)
Notes receivable and other investing activities	—	(29,822)	(86,791)	(32,397)
Net cash used in investing activities	(70,275)	(191,243)	(401,199)	(966,056)

Financing activities:
Borrowings under long-term debt	300,000	50,000	675,000	325,000
Payments on long-term debt	(75,000)	—	(225,000)	(350,000)
Net proceeds from issuance of senior notes	—	—	—	885,285
Purchase of capped call transactions	—	—	—	(49,800)
Repurchase and redemption of senior notes	(150,000)	—	(150,000)	(499,515)
Other financing costs	(345)	(1,113)	(346)	(36,647)
Net cash provided by financing activities	74,655	48,887	299,654	274,323

Net increase (decrease) in cash, cash equivalents and restricted cash	39,680	33,391	32,467	(13,484)
Cash, cash equivalents and restricted cash at beginning of period	78,064	51,886	85,277	98,761
Cash, cash equivalents and restricted cash at end of period	$117,744	$85,277	$117,744	$85,277

(1)Cash settlements on commodity hedges were $3.1 million and $(2.5) million for the three months ended December 31, 2025 and 2024, respectively, and $10.4 million and $(12.5) million for the years ended December 31, 2025 and 2024, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Years ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net income (loss)	$(377,141)	$(6,579)	$(699,786)	$189,851
Exploration expenses	154,930	79,915	223,616	119,907
Depletion, depreciation and amortization	143,325	145,024	556,774	456,774
Impairment of long-lived assets	177,563	—	177,563	—
Equity-based compensation	6,944	10,102	27,953	37,951
Derivatives, net	(35,185)	6,383	(53,665)	12,099
Cash settlements on commodity derivatives	3,054	(2,532)	10,395	(12,488)
Other expenses, net(1)	(1,363)	11,285	13,491	17,703
Gain on sale of assets	(1,600)	—	(2,200)	—
Interest and other financing costs, net	58,835	12,759	223,430	88,598
Income tax expense (benefit)	6,823	(27,254)	65,205	159,961
EBITDAX	$136,185	$229,103	$542,776	$1,070,356
EBITDAX - M/S	1,915	(37,969)	(129,482)	(104,386)
EBITDAX - Base Business	$134,270	$267,072	$672,258	$1,174,742

The following table presents our net debt as of December 31, 2025 and December 31, 2024:

	December 31,	December 31,
	2025	2024
Total long-term debt	$3,100,274	$2,800,274
Cash and cash equivalents	91,518	84,972
Total restricted cash	26,226	305
Net debt	$2,982,530	$2,714,997

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income (loss)	$(377,141)	$(6,579)	$(699,786)	$189,851

Derivatives, net	(35,185)	6,383	(53,665)	12,099
Cash settlements on commodity derivatives	3,054	(2,532)	10,395	(12,488)
Gain on sale of assets	(1,600)	—	(2,200)	—
Impairment of long-lived assets	177,563	—	177,563	—
Other, net(2)	(1,400)	8,178	12,985	14,070
Impairment of suspended well costs	151,092	37,175	202,152	37,175
Debt modifications and extinguishments	195	379	195	25,173
Total selected items before tax	293,719	49,583	347,425	76,029

Income tax (expense) benefit on adjustments(1)	8,664	(2,291)	7,205	(22)
Impact of valuation adjustments and other tax items	(2,891)	(56,295)	(2,891)	(64,258)
Adjusted net income (loss)	$(77,649)	(15,582)	(348,047)	201,600

Net income (loss) per diluted share	$(0.79)	$(0.01)	$(1.47)	$0.40

Derivatives, net	(0.07)	0.01	(0.11)	0.03
Cash settlements on commodity derivatives	0.01	(0.01)	0.02	(0.03)
Gain on sale of assets	—	—	—	—
Impairment of long-lived assets	0.37	—	0.37	—
Other, net(2)	—	0.03	0.03	0.03
Impairment of suspended well costs	0.31	0.08	0.42	0.08
Debt modifications and extinguishments	—	—	—	0.05
Total selected items before tax	0.62	0.11	0.73	0.16

Income tax (expense) benefit on adjustments(1)	0.02	—	0.02	—
Impact of valuation adjustments and other tax items	(0.01)	(0.13)	(0.01)	(0.14)
Adjusted net income (loss) per diluted share	$(0.16)	$(0.03)	$(0.73)	$0.42

Weighted average number of diluted shares	478,326	471,894	477,591	476,691

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S., Equatorial Guinea and Ghana are 21%, 25% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2025	2024	2025	2024
Reconciliation of free cash flow:
Net cash provided by operating activities	$35,300	$175,747	$134,012	$678,249
Net cash used for oil and gas assets	(70,275)	(161,421)	(314,408)	(933,659)
Free cash flow	(34,975)	14,326	(180,396)	(255,410)
Net cash provided by (used in) operating activities - M/S	(26,910)	14,773	(227,365)	5,701
Net cash used for oil and gas assets - M/S	12,970	(75,500)	(58,352)	(462,641)
Base business free cash flow	$(21,035)	$75,053	$105,321	$201,530

Kosmos Energy Ltd.
Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended				Years Ended
	December 31,				December 31,
	2025		2024		2025		2024
Net Volume Sold
Oil (MMBbl)	3.630		5.238		16.452		20.472
Gas (MMcf)	11.276	(1)	4.189	(1)	32.280	(1)	16.180	(1)
NGL (MMBbl)	0.281		0.106		0.582		0.338
Total (MMBoe)	5.790		6.042		22.414		23.507
Total (MBoepd)	62.938		65.676		61.408		64.226

Revenue
Oil sales	$219,899		$380,397		$1,100,483		$1,611,169
Gas sales	63,109		15,025		170,548		57,243
NGL sales	11,615		2,139		17,321		6,946
Total oil and gas revenue	294,623		397,561		1,288,352		1,675,358
Cash settlements on commodity derivatives	3,054		(2,532)		10,395		(12,488)
Realized revenue	$297,677		$395,029		$1,298,747		$1,662,870

Oil and Gas Production Costs	$150,780	(1)	$152,692	(1)	$708,902	(1)	$530,514	(1)

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$60.58		$72.62		$66.89		$78.70
Average gas sales price per Mcf	5.60		3.59		5.28		3.54
Average NGL sales price per Bbl	41.33		20.18		29.76		20.55
Average total sales price per Boe	50.88		65.80		57.48		71.27
Cash settlements on commodity derivatives per Boe	0.53		(0.42)		0.46		(0.53)
Realized revenue per Boe	51.41		65.38		57.94		70.74

Oil and gas production costs per Boe	$26.04		$25.27		$31.63		$22.57
Oil and gas production costs per Boe ex. M/S (1)	$22.24		$19.39		$24.11		$18.59

(1)Includes $50.9 million and $237.6 million for the three and twelve months ended December 31, 2025, respectively, and $35.6 million and $93.4 million for the three and twelve months ended December 31, 2024, respectively, of oil and gas production costs related to the LNG production at the GTA Phase 1 project in Mauritania and Senegal. GTA Phase 1 project LNG sales volumes for the three and twelve months ended December 31, 2025 were 1.302 MMboe and 2.865 MMboe, respectively. First LNG was achieved in February 2025 and the first LNG cargo was successfully completed in April 2025.

Kosmos was underlifted by approximately 1.1 million barrels of oil equivalent (mmboe) as of December 31, 2025.

Kosmos Energy Ltd.
Hedging Summary
As of December 31, 2025(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2026:
Two-way collars 1H26	Dated Brent	1,000	$60.00	—	$74.75
Three-way collars FY26	Dated Brent	2,000	60.00	50.00	75.51
Swaps 1H26	Dated Brent	1,000	72.90	—	—
Swaps FY26	Dated Brent	3,000	70.62	—	—
Swaps FY26	WTI	1,500	64.83	—	—
2027:
Swaps FY27	Dated Brent	2,000	60.00	47.50	75.00

(1)Please see the Company’s filed 10-K for additional disclosure on hedging material. Includes hedging position as of December 31, 2025 and hedges put in place through filing date.
(2)“Floor” represents floor price for collars and strike price for purchased puts.

Note: Excludes 2.0 MMBbls of Dated Brent sold calls with a strike price of $80.00 per Bbl and 2.0 MMBbls of Dated Brent sold puts with a strike price of $55.00 in 2026. Excludes 1.5 MMBbls of WTI sold puts with a strike price of $50.00 in 2026.

2026 Guidance

	1Q 2026	FY 2026

Production(1,2,3)	72,000 - 76,000 boe per day	70,000 - 78,000 boe per day

Opex(4)	$18.00 - $20.00 per boe	$20.00 - $22.00 per boe

DD&A	$17.00 - $19.00 per boe	$18.00 - $20.00 per boe

G&A(~66% cash)	~$20 million	~$75 million

Exploration Expense(5)	~$5 million	$10 - $30 million

Net Interest Expense	$50 - $60 million	~$240 - $260 million

Tax	$4.00 - $6.00 per boe	$5.00 - $7.00 per boe

Capital Expenditure	$75 - $100 million	~$350 million

Note: Ghana / Equatorial Guinea / Mauritania & Senegal revenue calculated by number of cargos. All guidance includes Equatorial Guinea assets. Revised guidance to be issued post the closing of transaction. Guidance includes Equatorial Guinea contribution of approximately 6,000 boepd of production, operating costs of $45-55/barrel and ~$15 million of capital expenditures.

(1)1Q 2026 net cargo forecast – Ghana: 3 cargos / Equatorial Guinea: 0.5 cargo. FY 2026 Ghana: 12-13 cargos / Equatorial Guinea 2-3 cargos. Average cargo sizes 950,000 barrels of oil.

(2)1Q 2026 gross cargo forecast - Mauritania & Senegal: 9-10 cargos. FY 2026: 32-36 cargos. Average cargo size ~170,000 m3 with Kosmos NRI of ~24%.
(3)Gulf of America Production: 1Q 2026 forecast 16,000 - 18,000 boe per day. FY 2026: 15,000-17,000 boe per day. Oil/Gas/NGL split for 2026: ~83%/~11%/~6%.
(4)FY 2026 opex includes operating costs associated with GTA.
(5)Excludes leasehold impairments and dry hole costs.

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com